Exhibit 99.1

HSN, INC. APPOINTS MATTHEW RUBEL TO BOARD OF DIRECTORS

ST. PETERSBURG, FL – September 17, 2013 – Interactive multichannel retailer HSN, Inc. (NASDAQ: HSNI) announced today that Matthew Rubel has been appointed to its Board of Directors. Mr. Rubel’s appointment brings the number of HSNi Board members to ten.

Mr. Rubel currently serves as a Senior Advisor with TPG Capital, a leading global private investment firm with over $50 billion of capital under management. Until 2011, Mr. Rubel was the Chairman, President and Chief Executive Officer of Collective Brands, a leading retailer and marketer of lifestyle, fashion and performance brands. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President.

Mr. Rubel’s extensive merchandising and retailing background includes serving as Chairman, President and CEO of Cole Haan from 1999 to 2005. Prior to that, Mr. Rubel served as Executive Vice President, J. Crew Group and CEO of Popular Club Plan. Mr. Rubel has led a number of other top brands, including as President and Chief Executive Officer of Pepe Jeans, USA, as well as managing Revlon Inc.’s prestige cosmetic brands as President of the Specialty Store Division. Mr. Rubel also served as Executive Vice President of Murjani International Ltd., where he was in charge of the Tommy Hilfiger businesses.

“We are honored to have Matt join our Board,” said Arthur Martinez, Chairman of the Board. “Matt’s proven record of building brands and transforming retail businesses will be a strong strategic asset to our Board.”

“I look forward to working with Matt to assist us in creating a powerful and differentiated customer experience as we redefine the retail landscape,” stated Mindy Grossman, Chief Executive Officer of HSNi.

Mr. Rubel is a member of the Board of Directors of SUPERVALU Inc. and serves as Chairman of its Leadership Development and Compensation Committee. Mr. Rubel is also a director and serves as Chairman of the Governance Committee for Hudson’s Bay Company. As a White House appointee, Mr. Rubel serves on the United States Trade Representative (USTR) Advisory Committee for Trade Policy and Negotiations.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

Contacts:
Felise Glantz Kissell (Analysts/Investors)	Gigi Ganatra Duff (Media)
727-872-7529	727-872-4808
felise.kissell@hsn.net	gigi.ganatraduff@hsn.net

#    #    #